EXHIBIT 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EST, March 1, 2007	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports fourth quarter

and 2006 earnings results

Announces dividend and increases 2007 guidance

Portland, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of 40 million, or $0.64 per diluted share, for the fourth quarter ending December 31, 2006, compared to a net loss of $9 million, or $(0.15) per diluted share, for the fourth quarter 2005. Results were primarily driven by higher energy deliveries and by lower power costs due to improved hydro conditions and the availability of the Boardman power plant.

For twelve months ending December 31, 2006, the company reported net income of $71 million, or $1.14 per diluted share, compared to net income of $64 million, or $1.02 per diluted share for 2005.

"2006 was an exciting year for Portland General Electric as we once again became a publicly traded company headquartered in Oregon," said Peggy Fowler, CEO and president of Portland General Electric (PGE). "In 2007, we look forward to bringing our new 400-megawatt Port Westward plant online, completing Phase I of the Biglow Canyon Wind Farm project and continuing to provide our customers with safe, reliable power.”

Fourth Quarter 2006 Summary

•	Total retail energy deliveries for the period increased 2.3 percent to 5,118,000 MWhs in 2006 from 5,003,000 MWhs in 2005.

•

Total operating revenues increased by 7.5 percent to $416 million from $387 million in 2005. This was primarily the result of a 3.7 percent rate increase effective January 1, 2006, and increased energy sales across all customer classes partially offset by a $9.8 million pre-tax reserve taken related to Senate Bill 408 (SB 408).

•

Purchased power and fuel expense decreased by $42 million as a result of the expense for increased loads being more than offset by improved hydro availability and the Boardman plant operating in the fourth quarter 2006 versus the extended outage experienced during the fourth quarter of 2005. Additionally, the roll-off and settlement of previously marked power and fuel contracts resulted in a mark-to-market gain of $14 million in 2006 versus a mark-to-market loss of $14 million in 2005. Another offset to power costs in 2006 was a deferral, for later ratemaking treatment, of $6 million related to the Boardman outage.

•

Production, distribution, administrative and other expenses increased by $5 million compared to last year’s fourth quarter due primarily to higher employee benefit expenses, and storm restoration and tree trimming costs.

Full Year 2006

For the twelve months ending December 31, 2006, net income was $71 million, or $1.14 per diluted share, compared to $64 million, or $1.02 per diluted share, for the same period in 2005. Annual results were driven by increased revenues, partially offset by a reserve for SB 408, and increased purchased power and fuel costs due to increased loads and higher average power costs. Additionally, the Company had increased production and distribution expenses and higher miscellaneous income.

Full Year 2006 Summary

•	As of December 31, 2006, PGE served approximately 793,000 customers as compared to approximately 780,000 on December 31, 2005, a 1.7 percent increase.
•	Total retail energy deliveries increased 3.6 percent (2.7 percent weather adjusted) to 19,432,000 MWhs in 2006 from 18,754,000 MWhs in 2005.
•

Total operating revenues increased by 5.1 percent, to $1,520 million in 2006 from $1,446 million in 2005. This was primarily the result of a 3.7 percent rate increase effective January 1, 2006, and higher energy sales. Increased operating revenues were partially offset by a $40 million pre-tax reserve related to SB 408.

•	Purchased power and fuel expenses increased by $92 million primarily due to higher power purchases required to meet increased total system load, an increase in the cost of replacing generation at Boardman of approximately $52 million in 2006 compared to $40 million in 2005, and higher wholesale prices. Partially offsetting incremental replacement power costs in 2006 was a deferral, for later ratemaking treatment, of $6 million related to the Boardman outage.

•

Company generation decreased about 8 percent from 2005, with reduced thermal generation due primarily to the Boardman outage. The decrease was partially offset by a 28 percent increase in PGE hydro production, resulting from increased stream flows. PGE’s hydro production met approximately 10 percent of PGE's retail load in 2006, compared to 8 percent in 2005, while output received under long-term power purchase contracts from mid-Columbia River hydro projects met approximately 14 percent of total retail load, compared to 15 percent in 2005.

•

Production, distribution, administrative and other expenses increased by $8 million compared to 2005. Higher expenses in 2006 resulted from maintenance and repair activities at PGE’s thermal generating plants, service restoration costs related to wind storms during the year, and increased tree trimming costs.

•	Other income increased by $13 million due primarily to higher AFDC equity and a one-time reserve taken in 2005.

Capital Expenditures

PGE’s capital expenditures for 2006 were $371 million compared to 2005 expenditures of $255 million. Capital expenditures for 2006 included $144 million for ongoing production, transmission and distribution facilities, $48 million for the Biglow Canyon Wind Farm, $24 million for hydro relicensing projects and $155 million for Port Westward, the Company’s new natural gas-fired plant, currently under construction in Clatskanie, Ore., which is expected to go into service in late April of 2007.

Capital expenditures in 2007 are estimated to be $436 million. This includes $203 million for Phase I of the Biglow Canyon Wind Farm, $179 million for ongoing production, transmission and distribution facilities, $42 million for hydro relicensing projects and $12 million for Port Westward. Capital expenditures do not include the advanced metering infrastructure project, which the Company continues to pursue with the Oregon Public Utility Commission (OPUC).

Revised 2007 Earnings Guidance

PGE is revising its full-year 2007 earnings guidance from $1.70 - $1.80 to $1.90 - $2.00 per diluted share. Guidance is revised upward by approximately $0.30 per diluted share due to a $20.4 million pre-tax deferral related to the Boardman outage as well as the associated interest and Senate Bill 408 impacts. This increase was partially offset by a reduction of $0.11 per diluted share related to the final order on PGE’s most recent general rate case.

Dividend

On February 22, 2007, the PGE board of directors approved a quarterly common stock dividend of

22.5 cents per share. The dividend is payable on April 16, 2007 to shareholders of record at the close of business on March 26, 2007.

Overview of Recent Developments

General Rate Case

On January 12, 2007, the OPUC issued a final order (Order) in a general rate case proceeding which addressed PGE's proposed revenue requirements and the inclusion of Port Westward in rates. The OPUC approved a reduction in rates of $21.6 million, which was effective January 17, 2007 and an increase in rates of $42.1 million for Port Westward to be effective with the in service date of the facility. The OPUC had previously approved an increase in annual revenues of $74.1 million for net variable power costs effective January 1, 2007, related to the 2007 Resource Valuation Mechanism (RVM) filing. The overall increase in annual revenues approved by the OPUC for 2007 for the RVM, the general rate case, and Port Westward proceedings was $94.6 million, or 6.4 percent, with an allowed return on equity of 10.1 percent and a 50 percent equity capital structure.

The Order approved an Annual Power Cost Update Tariff. This tariff, which replaces the RVM, provides for annual rate adjustments to reflect updated forecasts of net variable power costs for future calendar years. The Order also approved a new Power Cost Adjustment Mechanism (PCAM) by which PGE can adjust future rates to reflect a portion of the difference between each year’s forecasted and actual net variable power costs.

Port Westward

PGE is nearing completion of Port Westward, its new 400 MW, natural gas-fired plant, with generating capacity to power approximately 300,000 homes annually. PGE is presently in the testing phase and expects the facility to go into service in late April 2007.

Biglow Canyon Wind Farm

PGE has executed an agreement with Vestas Wind Systems, of Denmark, to acquire 76 wind turbines for the first phase of the Biglow Canyon Wind Farm, located in Sherman County, Oregon. PGE has also entered into a contract for construction of Phase I with D.H. Blattner & Sons, Inc. Completion of Phase I of the project will provide 125 MW and is expected by December 2007. Total project costs for the first phase will be approximately $260 million. PGE will file a rate application with the OPUC on March 2, 2007, seeking an increase in annual revenue requirements of approximately $13 million for full recovery of all costs related to the first phase of the Biglow Canyon Wind Farm.

Boardman Plant Power Cost Deferral

The Boardman Power Plant was taken out of service from late October 2005 to late May 2006 for repairs to the plant’s turbine and generator rotors. The plant was again taken out of service in early June for repairs to its low pressure turbine unit; upon completion of these repairs, the plant returned to full operation on July 1, 2006. Total incremental power costs to replace the output of the Boardman plant were approximately $92 million, including $52 million in 2006. PGE filed an application with the OPUC for recovery of excess power costs, estimated at $46 million, for the period November 18, 2005, through February 5, 2006. On February 12, 2007, the OPUC issued an order authorizing PGE to defer for future rate recovery $26.4 million of excess power costs related to Boardman’s extended outage. Recognition of this deferral includes $6 million in the fourth quarter of 2006 and $20.4 million to be recorded in 2007. Actual recovery of deferral amounts is contingent on a future ratemaking proceeding including a prudency review and an earnings test.

Senate Bill 408

Senate Bill 408 (SB 408) attempts to more closely match income tax amounts forecasted to be collected in revenues with the amount of income taxes paid to governmental entities by investor-owned utilities or their consolidated group. It requires that utilities file a report with the OPUC each year regarding the amount of taxes paid by the utility or its consolidated group (with certain adjustments), as well as the amount of taxes authorized to be collected in rates, as defined by the statute. This report is to be filed by October 15th of the year following the reporting year. If the OPUC determines that the difference between the two amounts is greater than $100,000, the utility is required to adjust its rates. The first rate adjustment under the law applies to taxes paid to units of government and amounts collected from customers on or after January 1, 2006.

Based on PGE’s assessment of permanent rules adopted by the OPUC in September 2006 to implement SB 408, the Company has estimated and recorded potential refunds to customers of approximately $42 million (including $2 million in accrued interest) for the year 2006. Any refunds to customers for the 2006 tax year would begin after June 1, 2008. PGE will continue to evaluate its options for changing or modifying the legislation and Rules.

Stock Distribution

The Disputed Claims Reserve (DCR) continues to report distributions of PGE common stock to Enron creditors with allowed and settled claims. Most recently, approximately 350,000 and 478,000 shares were distributed on December 1, 2006, and February 1, 2007, respectively. These distributions reduced the total shares held in the DCR to approximately 51 percent of total shares outstanding. Subsequent distributions are expected to occur on a bi-monthly basis.

Fourth Quarter and 2006 Earnings Call and Webcast March 1, 2007

PGE will host a conference call with financial analysts on Thursday, March 1, 2007, at 5 p.m. EST. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. EST on Thursday, March 1 and will continue through Thursday, March 8.

Peggy Fowler, CEO and president; Jim Piro, executive vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached consolidated income statements, balance sheets, cash flow statements and supplemental operating statistics are an integral part of this earnings release.

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About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a fully integrated electric utility that serves approximately 793,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to the deferral of excess power costs for the Boardman Plant outage; completion of the Port Westward power plant; completion and rate treatment of Phase I of the Biglow Canyon Wind Farm; changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of fuel or purchased power; the effect of the Oregon law related to utility rate treatment of income taxes; and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

Portland General Electric Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005
	(In Millions, Except Per Share Amounts)
Operating Revenues	$ 416	$ 387	$ 1,520	$ 1,446

Operating Expenses
Purchased power and fuel	190	232	763	671
Production and distribution	37	36	140	128
Administrative and other	45	41	164	168
Depreciation and amortization	54	58	219	233
Taxes other than income taxes	18	18	75	74
Income taxes	18	(3)	38	46
	362	382	1,399	1,320

Net Operating Income	54	5	121	126

Other Income (Deductions)
Allowance for equity funds used during construction	5	2	16	8
Miscellaneous	-	-	1	(5)
Income taxes	1	-	2	3
	6	2	19	6

Interest Charges
Interest on long-term debt and other	20	16	69	68

Net Income (Loss)	$ 40	$ (9)	$ 71	$ 64

Common Stock
Weighted-average shares outstanding
(thousands), Basic	62,502	62,500	62,501	62,500
Weighted-average shares outstanding
(thousands), Diluted	62,515	62,500	62,505	62,500

Earnings (Loss) per share, Basic and Diluted	$ 0.64	$ (0.15)	$ 1.14	$ 1.02

Dividends declared per share	$ 0.225	*	$ 0.675	*

* Not meaningful as the Company was
a wholly-owned subsidiary of Enron.

Portland General Electric Company and Subsidiaries

Consolidated Balance Sheets

At December 31	2006	2005
Assets	(In Millions)
Electric Utility Plant - Original Cost
Utility plant (includes construction work in progress of $412 and $177)	$4,582	$4,224
Accumulated depreciation	(1,864)	(1,788)
	2,718	2,436

Other Property and Investments
Nuclear decommissioning trust, at market value	42	31
Non-qualified benefit plan trust	70	69
Miscellaneous	26	34
	138	134
Current Assets
Cash and cash equivalents	12	122
Accounts and notes receivable (less allowance for uncollectible accounts of $45 and $50)	177	203
Unbilled revenues	88	78
Assets from price risk management activities	93	259
Inventories, at average cost	64	54
Margin deposits	46	-
Prepayments and other	25	24
Deferred income taxes	22	-
	527	740
Deferred Charges
Regulatory assets	351	217
Miscellaneous	33	111
	384	328
	$3,767	$3,638
Capitalization and Liabilities
Capitalization
Common stock equity:
Common stock, no par value, 80,000,000 shares authorized; 62,504,767 and 62,500,000 shares outstanding at December 31, 2006 and 2005	$643	$642
Retained earnings	587	558
Accumulated other comprehensive income (loss):
Pension and other postretirement plans	(6)	(3)
Long-term debt	937	879
	2,161	2,076

Current Liabilities
Long-term debt due within one year	66	11
Short-term borrowings	81	-
Accounts payable and other accruals	212	260
Liabilities from price risk management activities	155	129
Customer deposits	5	53
Accrued interest	15	17
Accrued taxes	14	42
Dividends payable	14	-
Deferred income taxes	-	51
	562	563
Other
Deferred income taxes	251	218
Deferred investment tax credits	7	10
Trojan asset retirement obligation	108	107
Accumulated asset retirement obligation	26	27
Regulatory liabilities:
Accumulated asset retirement removal costs	411	349
Other	112	175
Non-qualified benefit plan liabilities	84	79
Miscellaneous	45	34
	1,044	999
	$3,767	$3,638

Portland General Electric Company and Subsidiaries

Consolidated Statements of Cash Flow

For the Years Ended December 31	2006	2005

	(In Millions)
Cash Flows From Operating Activities:
Reconciliation of net income to net cash provided by operating activities
Net income	$71	$64
Non-cash items included in net income:
Depreciation and amortization	219	233
Deferred income taxes	(38)	(53)
Net assets from price risk management activities	132	(40)
Power cost adjustment	-	18
Other non-cash income and expenses (net)	26	8
Regulatory deferrals - price risk management activities	(132)	36
Changes in working capital:
Net margin deposit activity	(94)	35
(Increase) Decrease in receivables	17	(29)
Increase (Decrease) in payables	(88)	82
Other working capital items - net	(11)	4
Other – net	4	14
Net Cash Provided by Operating Activities	106	372

Cash Flows From Investing Activities:
Capital expenditures	(371)	(255)
Proceeds from sale of assets	6	-
Purchases of nuclear decommissioning trust securities	(37)	(34)
Sales of nuclear decommissioning trust securities	21	21
Other – net	1	(4)
Net Cash Used in Investing Activities	(380)	(272)

Cash Flows From Financing Activities:
Repayment of long-term debt	(162)	(32)
Issuance of long-term debt	275	-
Issuance of short-term debt	81	-
Debt issue costs	(2)	-
Dividends paid	(28)	(150)
Net Cash Provided by (Used in) Financing Activities	164	(182)

Decrease in Cash and Cash Equivalents	(110)	(82)
Cash and Cash Equivalents, Beginning of Period	122	204
Cash and Cash Equivalents, End of Period	$12	$122

Supplemental disclosures of cash flow information
Cash paid during the period:
Interest, net of amounts capitalized	$55	$58
Income taxes	101	88
Non-cash investing and operating activities:
Accrued capital additions	20	9

Portland General Electric Company and Subsidiaries

Supplemental Operating Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Operating revenues (millions)
Retail sales
Residential	$ 180	$ 171	$ 628	$ 593
Commercial	141	128	547	505
Industrial	53	46	206	178
Total retail sales	374	345	1,381	1,276
Direct access customers
Commercial	(1)	-	(6)	1
Industrial	(2)	-	(6)	-
Tariff revenues	371	345	1,369	1,277
Accrued revenues	27	7	38	28
SB 408 adjustments	(10)	-	(40)	-
Total retail revenues	388	352	1,367	1,305
Wholesale revenues (non-trading)	21	29	135	116
Other operating revenues	7	6	18	25
Total operating revenues	$ 416	$ 387	$ 1,520	$1,446

Energy sold and delivered - MWhs (000's)
Retail energy sales
Residential	2,124	2,116	7,573	7,323
Commercial	1,860	1,776	7,319	7,069
Industrial	899	811	3,541	3,148
Total retail energy sales	4,883	4,703	18,433	17,540
Delivered to direct access customers
Commercial	99	107	430	400
Industrial	136	193	569	814
Total retail energy deliveries	5,118	5,003	19,432	18,754
Wholesale sales (non-trading)	684	443	3,312	2,094
Trading activities	-	117	-	815
Total energy sold and delivered	5,802	5,563	22,744	21,663

Customers - end of period
Residential	696,779	685,568
Commercial	95,734	94,012
Industrial	259	257
Total customers	792,772	779,837